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                                                                       EXHIBIT 5


December 6, 2001

GE Financial Assurance
6610 West Broad Street
Richmond, VA  23230

Re:  GE Life and Annuity
     Separate Account 6
     Pre-Effective Amendment 1
     333-69620

Ladies and Gentlemen:

I have served as Counsel to [Company] and its [separate account] with regard to the registration of modified guaranteed fixed annuity policies being filed on Form S-1 under the Securities Act of 1933. I have examined the registration statement on Form S-1, including all related documents and exhibits, and have reviewed such questions of law as I considered necessary an appropriate. On the basis of such examination and review, it is my opinion that:

     1. GE Life and Annuity Assurance Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia and is duly authorized to sell and issue modified guaranteed fixed annuity policies.

     2. The separate account has been properly created and is a validly existing separate account pursuant to the laws of the Commonwealth of Virginia.

     3. The issuance and sale of the modified guaranteed fixed annuity policies, when issued and sold in the manner stated in the registration statement, will be legal and binding obligations of GE Life and Annuity Assurance Company in accordance with their terms, except that clearance must be obtained, or the contract form must be approved, prior to the issuance thereof in certain jurisdictions.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed on Form S-1 for the contracts and the separate account.

Sincerely,


Donita King
Senior Vice President, General Counsel & Secretary
Law Department